Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Archstone-Smith Operating Trust:
     We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheets of Archstone-Smith Trust and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated by reference in Archstone-Smith Operating Trust’s Registration Statement on Form S-3 (File No. 333-133285) and to the reference to our firm under the heading “Experts” in the prospectus supplements to the prospectus contained therein.
     /s/ KPMG LLP
     Denver, Colorado
     July 10, 2006